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                                                                   EX-99.B10(a)

                      VEDDER, PRICE, KAUFMAN & KAMMHOLZ




                                September 29, 1995


Kemper Value Plus Growth Fund
120 South LaSalle Street
Chicago, Illinois  60603

Ladies and Gentlemen:

        Reference is made to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Kemper Value Plus Growth Fund (the "Fund") in connection with the proposed public offering of an indefinite amount of units of beneficial interest, no par value ("Shares"), in the Fund.

        We have acted as counsel to the Fund since its inception and in such capacity are familiar with the Fund's organization and have counseled the Fund regarding various legal matters. We have examined such Fund records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

        Based upon the foregoing and upon the opinion dated September 29, 1995 by Ropes & Gray of Boston, Massachusetts, we advise you and opine that (a) the Fund is a duly authorized and validly existing voluntary association with transferrable shares under the laws of the Commonwealth of Massachusetts and is authorized to issue an unlimited number of Shares; and (b) upon the issuance of the Shares in accordance with the Fund's Agreement and Declaration of Trust and the receipt by the Fund of a purchase price not less than the net asset value per Share, the Shares will be legally issued and outstanding, fully paid and non-assessable (although shareholders of the Fund may be subject to liability under certain circumstances described in Part B of the Registration Statement of the Fund under the caption "Shareholder Rights").

        We hereby consent to the use of this opinion in connection with said Pre-Effective Amendment.

                                        Very truly yours,

                                        /s/Vedder, Price, Kaufman & Kammholz

                                        VEDDER, PRICE, KAUFMAN & KAMMHOLZ
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